UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 Date of Report (Date of earliest event reported): June 30, 2016

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Blvd., Unit 1400

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(844) 628-2100

(Registrant's telephone number, including area code) 401 East Las Olas Blvd.

Suite 1400

Ft. Lauderdale, FL 33301

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Completion of Acquisition or Disposition of Assets, Change in Directors

Item 2.01 Completion of Acquisition or Disposition of Assets

The information provided in the Introductory Note of this Current Report on Form 8-K is incorporated herein by reference.

On June 30, 2016, Cardiff International, Inc. (CDIF) completed the acquisition of Titancare, LLC. The acquisition became effective (the "Effective day") on June 27, 2016.

In connection with the closing of the acquisition, at the Effective Time, each outstanding class of preferred shares of Titan, par value $0.17 per share ("Titan Preferred Class Stock"), was converted into $0.17 preferred shares (the "Stock Consideration") of CDIF’s Preferred Class “G” Stock, par value $0.001 per share ("CDIF Preferred “G” Stock"). The preferred share Consideration was adjusted as a result of the authorization and declaration of a special distribution to the preferred Titan stockholders at $0.17 per share with a conversion rate of 1 to 1.3 Common Stock payable to Titan shareholders of record as of the close of business on June 27, 2016 (the "Special Conversion"). The Special Conversion right is granted as a result of the closing of the sale of certain interests in assets of Titan to certain parties designated by CDIF, which closed on June 27, 2016 (the "Asset Sale"). Pursuant to the terms of the Acquisition.

CDIF issued approximately 977.247 shares of CDIF Preferred “G” Shares as Stock Consideration in the Acquisition. Based on the price of CDIF’s Preferred “G” Class of stock on June 27, 2016. The acquisition consideration (based on the value of $0.17 in CDIF Preferred Stock, represents approximately $166,132. The LLC has filed to convert to a Pennsylvania Corporation. An amended 8K will be filed with audited financials by September 7, 2016.

Second Acquisition:

On June 29, 2016, Cardiff International, Inc. (CDIF) completed the acquisition of York County In Home Care, Inc. The acquisition became effective (the "Effective day") on June 27, 2016.

In connection with the closing of the acquisition, at the Effective Time, each outstanding class of preferred shares of York, par value $0.17 per share ("York Preferred Class Stock"), was converted into $0.17 preferred shares (the "Stock Consideration") of CDIF’s Preferred Class “G” Stock, par value $0.001 per share ("CDIF Preferred “G” Stock"). The preferred share Consideration was adjusted as a result of the authorization and declaration of a special distribution to the preferred York stockholders at $0.17 per share with a conversion rate of 1 to 1.3 Common Stock payable to York shareholders of record as of the close of business on June 29, 2016 (the "Special Conversion"). The Special Conversion right is granted as a result of the closing of the sale of certain interests in assets of York to certain parties designated by CDIF, which closed on June 29, 2016 (the "Asset Sale"). Pursuant to the terms of the Acquisition.

CDIF issued approximately 8,235,294 shares of CDIF Preferred “G” Shares as Stock Consideration in the Acquisition. Based on the price of CDIF’s Preferred “G” Class of stock on June 29, 2016. The acquisition consideration (based on the value of $0.17 in CDIF Preferred Stock, represents approximately $1,400,000.00. An amended 8K will be filed with audited financials by September 9, 2016.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 27, 2016, our board of directors appointed Rob Morgan and Mitch Piskur (Hereinafter Morgan/Piskur) to serve as Co-Managers of Titancare, LLC and York County In Home Care, Inc. Morgan/Piskur have been previous owners with extensive In-Home care experience.

There are no family relationships between Morgan/Piskur and any of our directors or executive officers.

Our newly-appointed officer has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 3.1 - Articles of Incorporation

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By:	/s/ Daniel Thompson
Daniel Thompson
Title:	Chairman

Dated: June 30, 2016

3